Exhibit 24

LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned director and/or officer of Family Dollar Stores, Inc., a Delaware corporation (the “Company”), does hereby make, constitute and appoint Howard R. Levine, R. James Kelly, Kenneth T. Smith, Janet G. Kelley and each or any one of them, the undersigned’s true and lawful attorneys-in-fact, with power of substitution, for the undersigned and in the undersigned’s name, place and stead, to sign and affix the undersigned’s name as director and/or officer of the Company to the Company’s Annual Report on Form 10-K for the fiscal year ended August 30, 2008, pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”), including any and all exhibits, schedules, supplements, certifications and supporting documents thereto, and all amendments, supplementations, and corrections thereto, to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

The undersigned also grants to said attorneys-in-fact, and each of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

IN WITNESS WHEREOF, the undersigned has signed below effective as of this              day of October, 2008.

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